Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Investors	Media
U.S. Energy Systems, Inc. Jeremy Rosen, 212-588-8901 info@useyinc.com	Kekst and Company Adam Weiner / Joel Steinhaus 212-521-4800

COURT APPROVES U.S. ENERGY BIOGAS CORP’S PLAN OF REORGANIZATION

– Company Secures New Financing to Support Growth of Business –

NEW YORK, May 24, 2007 – U.S. Energy Biogas Corp. (“USEB” or “the Subsidiary”), a U.S.-based renewable energy business, announced today that the United States Bankruptcy Court for the Southern District of New York has approved the Company’s Plan of Reorganization (“Plan”) in preparation for its exit from Chapter 11, expected on May 31, 2007. The Company anticipates that the Court’s order confirming the Plan will be entered into the docket today. The consensual Plan, which was proposed jointly by USEB and its parent, U.S. Energy Systems, Inc. (Nasdaq: USEY), establishes new financing for USEB enabling it to pay all of its creditors in full and support the growth of the business for the benefit of USEY’s shareholders.

“We are very pleased that our reorganization Plan for USEB is being confirmed and that we are in position to successfully conclude our financial restructuring by the end of May, about six months after we began the process,” said Asher E. Fogel, Chairman of USEB and Chief Executive Officer of USEY. “As a result, USEB’s attractive operational business can be supported by growth investments, and USEY shareholders can benefit from its value and opportunities.”

Under the Plan, USEB has secured financing from Silver Point Finance in the amount of $80 million, consisting of a $77 million senior secured term loan and a $3 million revolving loan. With the closing of this capital facility expected on May 31, 2007, the Company will substantially consummate its Plan, and officially exit protection under Chapter 11. At the time of confirmation, all objections had been withdrawn, and the Plan was confirmed with the consent of all parties.

The Plan provides that the Company will pay Countryside Canada Power Inc., a subsidiary of Countryside Power Income Fund (TSX: COU.UN), $67.1 million as provided for by a settlement reached on January 16, 2007. A portion of the payment to Countryside will be contributed to USEB by USEY, and will consist of a number of common shares of USEY to be issued no later than the Effective Date such that the value of such shares is equal to $1.3 million, calculated based on the average closing price on the five trading days preceding the Effective Date.

Consistent with an agreement with the Illinois Commerce Commission (“ICC”) announced on March 22, 2007, USEB also will pay the ICC $5 million on the Effective Date of the Plan. The March 2007 ICC agreement also provides for USEB to establish and fund a $250,000 escrow account that will be used to pay any and all claims for payments by utilities for retroactive rate adjustments that occur during the six-month period immediately following the effective date. Any residual amounts remaining in the escrow at the end of the six-month period after the payment of such rate-adjustment claims will be transferred to the ICC.

Additionally, upon consummation of the Plan, payments totaling in excess of $1.3 million will be made to other claimants, and a $600,000 reserve will be established for any disputed claims filed against the Debtors.

As part of this confirmation, the Court also granted the Debtors’ motion to assume certain unexpired site leases of certain of USEB’s Genco entities (which purchase, process and convert biogas into electricity), and to assign them to a newly formed, special purpose entity, to be owned by the Debtors, whose equity will be pledged as collateral in support of USEB’s new financing. The Court’s approval of this motion also exempts these assignments from certain and specified taxation.

Peter Partee of Hunton & Williams LLP serves as lead counsel to USEB.

USEB’s Chapter 11 filing does not include USEB’s parent company, USEY, or the parent company’s other subsidiary, a UK-based natural gas exploration and development business, UK Energy Systems (UKES). Moreover, neither USEY’s nor UKES’s operations are affected by USEB’s Chapter 11 filing.

The USEB Chapter 11 case number is 06-12827(RDD).

Additional information is available on the Company’s website at: http://www.useyinc.com.

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc. is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production.

Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to, the effect of USEB’s Chapter 11 filing, access to needed financing or refinancing on acceptable terms, revisions in the initial estimates in the fair market value of the acquired assets, failure to realize the estimated savings or operating results of the acquisition, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses, changes in market conditions, the impact of competition, changes in local or regional economic conditions, and the amount and rate of growth in expenses, dependence on management and key personnel, changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues, the inability to commence planned projects in a timely manner, our ability to continue our growth strategy, and the ability to complete acquisitions, as well as other risks detailed from time to time in U.S. Energy’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2005 as well as the Form 10-Q, as amended, for the period ended September 30, 2006. We do not undertake to update any of the information set forth in this press release.